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                                                                    Exhibit (7)

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                        INDEMNITY REINSURANCE AGREEMENT

                                    between

                        ALLSTATE LIFE INSURANCE COMPANY

                                      and

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                           Dated as of June 1, 2006

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                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I    DEFINITIONS..................................................   1

ARTICLE II   COVERAGE.....................................................   1

ARTICLE III  ADMINISTRATION; GENERAL......................................   2

ARTICLE IV   GENERAL ACCOUNT ASSET TRANSFER; ADDITIONAL CONSIDERATION.....   4

ARTICLE V    DURATION AND TERMINATION.....................................   5

ARTICLE VI   INSOLVENCY...................................................   5

ARTICLE VII  CREDIT FOR REINSURANCE.......................................   6

ARTICLE VIII DAC TAXES....................................................   8

ARTICLE IX   ARBITRATION..................................................   9

ARTICLE X    GENERAL PROVISIONS...........................................  10

SCHEDULES

SCHEDULE A - SEPARATE ACCOUNTS............................................ S-A

SCHEDULE B - REINSURED SEPARATE ACCOUNTS.................................. S-B

                                      (i)

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                        INDEMNITY REINSURANCE AGREEMENT

   This Indemnity Reinsurance Agreement, dated as of June 1, 2006 (this "Agreement"), is made and entered into by and between Allstate Life Insurance Company, an Illinois domiciled stock life insurance company (the "Company"), and The Prudential Insurance Company of America, a New Jersey life insurance company, the "Reinsurer").

   The Company, Allstate Life Insurance Company of New York, a New York domiciled stock life insurance company, The Allstate Corporation, a Delaware corporation, the Reinsurer and Prudential Financial, Inc., a New Jersey corporation have entered into a Master Transaction Agreement dated as of March 8, 2006 (the "Master Agreement"), which provides for, among other things, the Company and the Reinsurer to enter into this Agreement.

   The Company and the Reinsurer mutually agree to reinsure the risks described in this Agreement under the terms and conditions stated herein. This Agreement is an indemnity coinsurance and modified coinsurance agreement solely between the Company and the Reinsurer, and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party. In no instance shall anyone other than the Company or the Reinsurer have any rights under this Agreement. The Company shall be and shall remain the only party hereunder that is liable to any insured, cedent, Contractholder, claimant or beneficiary under any annuity contract or agreement of assumed reinsurance reinsured hereunder. Capitalized terms used herein and not defined herein, unless otherwise indicated, have the respective meanings assigned to them in the Master Agreement.

                                   ARTICLE I

                                  DEFINITIONS

   Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

   "Agreement" shall have the meaning specified in the Preamble.

   "ALIC Administrative Services Agreement" means the Administrative Services Agreement entered into between the Company and the Reinsurer as of the date hereof.

   "ALIC Contracts" means the VA Contracts issued by the Company.

   "ALIC Separate Accounts" means the separate accounts of the Company described on Schedule A.

   "Company" shall have the meaning specified in the Preamble.

   "Contractholder" means the holder of any ALIC Contract.

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   "Director" means the Director of Insurance of the State of Illinois.

   "Inception Date" shall have the meaning specified in Section 2.1.

   "Initial Reinsurance Premium" shall have the meaning specified in
Section 4.1.

   "Master Agreement" shall have the meaning specified in the Preamble.

   "Non-Guaranteed Elements" shall have the meaning specified in Section 3.2.

   "Reinsured Contracts" means, collectively, the CG Life VA Contracts, the AML VA Contracts and the Lincoln VA Contracts, with the corresponding separate accounts set forth on Schedule B.

   "Reinsured Risks" shall have the meaning specified in Section 2.1.

   "Reinsurer" shall have the meaning specified in the Preamble.

   "SAP" means statutory accounting practices prescribed or permitted by the Director.

   "Separate Account Charges" shall have the meaning specified in Section 4.2.

   "Transition Services Agreement" means the Transition Services Agreement entered into between the Company and the Reinsurer as of the date hereof.

                                  ARTICLE II

                                   COVERAGE

   Section 2.1. Coverage. Upon the terms and subject to the conditions and other provisions of this Agreement, as of 12:01 a.m. Eastern Time on June 1, 2006 (the "Inception Date"), the Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to indemnify the Company (i) on a coinsurance basis, for one hundred percent (100%) of the General Account Liabilities of the Company, the General Account Reinsured Liabilities and the Purchaser Extra Contractual Obligations with respect to the Company and (ii) on a modified coinsurance basis, for one hundred percent (100%) of the Separate Account Liabilities of the Company and the Separate Account Reinsured Liabilities, in each case, payable by the Company on or after the Inception Date (the "Reinsured Risks").

   Section 2.2. Conditions. (a) The Company, on its own initiative, shall not change the terms and conditions of any ALIC Contract or consent to or cause any change to the terms and conditions of any Reinsured Contract. If the Company's liability under any of the ALIC Contracts is changed because of changes made on or after the Inception Date in the terms and conditions of the ALIC Contracts (including to any contract riders or endorsements thereto) that are required due to changes in Applicable Law or, if the Company's liability with respect to

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any of the Reinsured Contracts (including to any contract riders or endorsements thereto) is changed because of any changes made to the Reinsured Contracts that are initiated by the policy issuing company and that do not require the consent of the Company, the Reinsurer will share in the change proportionately to the coinsurance share hereunder and the Company and the Reinsurer will make all appropriate adjustments to amounts due each other under this Agreement. With respect to any change required by reason of the requirement of any Governmental Entity or otherwise required by Applicable Law, the Company shall, to the extent practicable, prior to the effectiveness of any such change, promptly notify the Reinsurer of such proposed change and afford the Reinsurer the opportunity, to the extent practicable, to object to such change under applicable administrative procedures (both formal and informal).

   (b) Except as otherwise set forth or contemplated herein, including in paragraph (a) above, no changes, amendments or modifications made on or after the Inception Date of the terms and conditions of the ALIC Contracts or the Reinsured Contracts (including to any contract riders or endorsements thereto) which adversely affect the liability of the Reinsurer hereunder shall be covered hereunder unless made by the Reinsurer pursuant to the ALIC Administrative Services Agreement or made or consented to by the Company with the prior written approval of the Reinsurer. In the event that any such changes, amendments or modifications are made or consented to in any ALIC Contract or Reinsured Contract by the Company without the prior written approval of the Reinsurer, this Agreement will cover Reinsured Risks incurred by the Company under such ALIC Contract or Reinsured Contract as if the non-approved changes, amendments or modifications had not been made.

   Section 2.3. Territory. The territorial limits of this Agreement shall be identical with those of the ALIC Contracts and the Reinsured Contracts.

                                  ARTICLE III

                            ADMINISTRATION; GENERAL

   Section 3.1. Contract Administration. Subject to the terms of the Transition Services Agreement, the Reinsurer shall administer the ALIC Contracts and the ALIC Separate Accounts directly on behalf of ALIC and shall administer the Reinsured Contracts, the CG Life Separate Accounts, the AML Separate Accounts and the Lincoln Separate Accounts as a sub-contractor of ALIC, in each instance pursuant to the ALIC Administrative Services Agreement.

   Section 3.2. Non-Guaranteed Elements. The Company shall set all charges and interest rates to be credited on the ALIC Contracts and other non-guaranteed elements of the ALIC Contracts ("Non-Guaranteed Elements") from and after the Inception Date taking into account the recommendations of the Reinsurer. The Company agrees that with respect to the Reinsured Contracts, it shall convey to the appropriate parties under the Assumed Reinsurance Agreements or the Assumed Liabilities Services Agreements, as applicable, the recommendations of the Reinsurer with respect to Non-Guaranteed Elements as if such recommendations were the Company's own.

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   Section 3.3. Policy Exchanges, Replacements or Surrenders. Unless otherwise agreed by the parties to this Agreement, the Company will not institute, promote, or encourage any exchange, replacement or surrender program with respect to the ALIC Contracts or with respect to the Reinsured Contracts.

   Section 3.4. Errors and Omissions. If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred. The party first discovering such misunderstanding or oversight, or an act resulting from such misunderstanding or oversight, will notify the other party in writing promptly upon discovery thereof, and the parties shall act to correct such misunderstanding or oversight within twenty (20) Business Days of such other party's receipt of such notice. However, this Section 3.4 shall not be construed as a waiver by either party of its right to enforce strictly the terms of this Agreement.

   Section 3.5. Age, Sex and Other Adjustments. If the Company's liability under any of the ALIC Contracts or the Reinsured Contracts is changed because of a misstatement of age or sex or any other material fact, the Reinsurer will share in the change proportionately to the reinsurance share hereunder and the Company and the Reinsurer will make all appropriate adjustments to amounts due each other under this Agreement. The foregoing shall not affect the rights or obligations of the parties or their respective Affiliates under the Master Agreement or any other Ancillary Agreement.

   Section 3.6. Set-off. Any debts or credits, matured or unmatured, in favor of or against either the Company or the Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off from any amounts due to the Company or the Reinsurer hereunder, as the case may be, and only the net balance shall be allowed or paid. For the avoidance of doubt, no such set-off shall affect the rights or obligations of the parties or their respective Affiliates under the terms of the Master Agreement or any other Ancillary Agreement.

   Section 3.7. Defenses. The Reinsurer accepts, reinsures and assumes the Reinsured Risks subject to any and all defenses, setoffs and counterclaims to which the Company would be entitled with respect to the Reinsured Risks, it being expressly understood and agreed to by the parties hereto that no such defenses, setoffs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, setoffs and counterclaims.

   Section 3.8. Guaranty Fund Assessments and Premium Taxes. The Company and the Reinsurer shall settle amounts due with regards guaranty fund assessments, premium taxes and premium tax credits included in the General Account Liabilities in accordance with the terms of the ALIC Administrative Services Agreement.

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                                  ARTICLE IV

           GENERAL ACCOUNT ASSET TRANSFER; ADDITIONAL CONSIDERATION

   Section 4.1. Initial Reinsurance Premium. As consideration for the reinsurance by the Reinsurer of the General Account Liabilities of the Company and the General Account Reinsured Liabilities under this Agreement, on the Closing Date, the Reinsurer shall be entitled to an amount equal to one hundred percent (100%) of the General Account Reserves of the Company as of the Inception Date, less an amount equal to the Contract Loans as of the Inception Date (the "Initial Reinsurance Premium"), as determined and adjusted in accordance with Section 2.03 of the Master Agreement.

   Section 4.2. Ceding Commission. On the Closing Date, as provided for in the Master Agreement, the Reinsurer shall pay to the Company a ceding commission equal to its share of the Adjusted Ceding Commission, determined and adjusted in accordance with Section 2.01 of the Master Agreement.

   Section 4.3. Additional Consideration. As additional consideration for the Reinsurer entering into this Agreement, the Reinsurer shall be entitled to one hundred percent (100%) of all deposits, premiums, Contract Loan repayments and other considerations or payments with respect to the General Account Liabilities of the Company and the General Account Reinsured Liabilities, to the extent such amounts are either received or receivable on or after the Inception Date by the Company or the Reinsurer or released from the Company's suspense account on or after the Inception Date, including all amounts with respect thereto actually paid or payable to the Company (or to the Reinsurer as administrator) under the Assumed Reinsurance Agreements and all amounts recovered or recoverable under the Ceded Reinsurance Agreements. In addition, with respect to the Separate Account Liabilities of the Company and the Separate Account Reinsured Liabilities, the Reinsurer shall be entitled to one hundred percent (100%) of (i) all mortality and expense risk charges, administrative expense charges, rider charges, contract maintenance charges, back-end sales loads and other considerations billed separately for the ALIC Contracts collected or collectible by the Company on or after the Inception Date, and any other charges, fees and similar amounts received or receivable by the Company from the ALIC Separate Account on or after the Inception Date (collectively, the "Separate Account Charges") and (ii) all amounts paid or payable to the Company (or to the Reinsurer as administrator) under the Assumed Reinsurance Agreements or the Assumed Liabilities Services Agreement with respect to the CG Life Separate Accounts, the AML Separate Accounts and the Lincoln Separate Accounts. For the avoidance of doubt, the Separate Account Charges shall include any revenue sharing fees, service fees and distribution fees received or receivable from Funds pursuant to a plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended. For the avoidance of doubt, the Company does not guarantee the collectibility of any such amounts receivable or payable hereunder and the Reinsurer assumes all risk of non-collectibility.

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                                   ARTICLE V

                           DURATION AND TERMINATION

   Section 5.1. Duration. Except as otherwise provided herein, this Agreement shall be unlimited in duration.

   Section 5.2. Reinsurer's Liability. The Reinsurer's liability with respect to the Reinsured Risks will terminate on the earliest of: (i) the date the Company's liability with respect to the Reinsured Risks is terminated and all amounts due the Company from the Reinsurer with respect thereto have been paid to the Company by or on behalf of the Reinsurer; and (ii) the date this Agreement is terminated upon the written agreement of the parties.

   Section 5.3. Termination or Recapture. In the event of a termination or recapture of liabilities pursuant to the terms of any Assumed Reinsurance Agreement, upon notice from the Company, the Reinsurer shall comply with all provisions of such Assumed Reinsurance Agreement on behalf of the Company, including making all payments required to be made by the Company thereunder, and shall be entitled to all amounts payable to the Company thereunder.

                                  ARTICLE VI

                                  INSOLVENCY

   Section 6.1. Payments. In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the Company under the contracts reinsured, without diminution because of the insolvency of the Company. It is agreed and understood, however, that (i) in the event of the insolvency of the Company, the Reinsurer shall be given written notice of the pendency of a claim against the insolvent Company on an ALIC Contract or an Assumed Reinsurance Agreement within a reasonable time after such claim is filed in the insolvency proceeding and (ii) during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defenses which it may deem available to the Company or its liquidator, receiver or statutory successor.

   Section 6.2. Expenses. It is further understood that any expense thus incurred by the Reinsurer pursuant to Section 6.1 shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more assuming reinsurers are involved in the same claim and a majority in interest elect to interpose defenses to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

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                                  ARTICLE VII

                            CREDIT FOR REINSURANCE

   Section 7.1. Trigger Events. (a) If, at any time, the Reinsurer (i) is not authorized or accredited in the State of Illinois, (ii) fails to maintain Total Adjusted Capital of at least 200% of the Company Action Level RBC as such terms are defined in the Insurance Law of the State of New Jersey or (iii) the claims paying rating of the Reinsurer assigned by A.M. Best's (including any successor thereto) is lowered to A- or below or withdrawn, the Reinsurer shall provide a letter of credit, with the Company as the sole beneficiary, in accordance with the following provisions of this Article VII or other security arrangement qualifying under Section 1104.60 of the Illinois Administrative Code, at the direction of the Reinsurer.

   (b) The Reinsurer hereby agrees to provide to the Company (i) within 60 days after the end of each calendar quarter that this Agreement is in effect, a certificate, signed by the Reinsurer's treasurer, stating whether the Reinsurer's Total Adjusted Capital as of the end of such calendar quarter is at least 200% of the Company Action Level RBC and (ii) within 60 days after the end of each calendar year, at the request of the Company, the Reinsurer shall provide to the Company such supporting work papers as the Reinsurer may have available to support such calculation.

   Section 7.2. Letter of Credit Provisions. In the event pursuant to
Section 7.1, the Reinsurer is required to provide a letter of credit, the Reinsurer shall maintain in force a letter of credit equal to the General Account Reserves. The letter of credit must be irrevocable, clean and unconditional, contain an evergreen clause, as provided herein, and be issued by a qualified United States financial institution, approved by the Company.

   A qualified United States financial institution means an institution which is:

    (a) organized or licensed under the laws of the United States or any state thereof;

    (b) regulated, supervised and examined by United States federal or state authorities having regulatory authority over banks and trust companies;

    (c) designated by either the Director or the Securities Valuation Office of the National Association of Insurance Commissioners as meeting such standards of financial condition and standing as are considered necessary and appropriate to regulate the quality of financial institutions whose letters of credit will be acceptable to the Director; and

    (d)  not affiliated with the Reinsurer.

   In addition, the letter of credit must:

    (e) contain a statement that identifies the Company as beneficiary and includes the definition of beneficiary set forth in Section 1104.80 of the Illinois Administrative Code;

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    (f)  contain a statement that it is not subject to any condition or qualifications outside of the letter of credit;

    (g) contain a statement to the effect that the obligation of the qualified United States financial institution under the letter of credit is in no way contingent upon reimbursement with respect thereto;

    (h) contain an issue date and a date of expiration and shall stipulate that the beneficiary need only draw a sight draft under the letter of credit and present it to obtain funds and that no other document need be presented;

    (i) have a term of at least one (1) year and contain an evergreen clause which prevents the expiration of the letter of credit without due notice from the issuer and provides at least thirty (30) days written notice to the beneficiary prior to the expiration date or nonrenewal;

    (j) state whether it is subject to and governed by the laws of the State of Illinois or the ICC Uniform Customs and Practice for Documentary Credits (ICC Publication No. 500, May 1993);

    (k) if the letter of credit is made subject to ICC Uniform Customs and Practice for Documentary Credits (ICC Publication No. 500, May 1993), then it shall contain a provision for an extension of time, of no less than thirty (30) days after resumption of business, to draw against the letter of credit in the event that one or more of the occurrences described in Article 17 of Publication 500 occurs;

    (l) be presentable at an office in the United States of a qualified United States financial institution, approved by the Company; and

    (m) conform with any other requirements of Section 1104.80 of the Illinois Administrative Code.

The letter of credit will be increased or decreased, from time to time, as needed to cover any changes in the General Account Reserves.

   Section 7.3. Purpose of Letter of Credit. The Company agrees that the letter of credit may be drawn upon by the Company at any time, notwithstanding any other provisions in this Agreement, and must be utilized and applied by the Company or any successor by operation of law of the Company, including any liquidator, rehabilitator, receiver or conservator of the Company, without diminution because of insolvency on the part of the Company or the Reinsurer, for the following purposes only:

    (a) to reimburse the Company for the Reinsurer's share of premiums returned to the owners of contracts reinsured under this Agreement on account of cancellations of such contracts;

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    (b)  to reimburse the Company for the Reinsurer's share of surrenders and benefits or losses paid by the Company under the terms and provisions of the contracts reinsured under this Agreement;

    (c) to fund an account with the Company in an amount at least equal to the deduction, for reinsurance ceded, from the Company's liabilities for the Reinsured Risks, such amount to include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premium reserves; and

    (d) to pay any other amounts the Company claims are due under this Agreement.

   Section 7.4. Conformity with State Law. In the event that Illinois amends the insurance law governing letter of credit requirements for credit for reinsurance, this Agreement shall be construed to include such amendments.

                                 ARTICLE VIII

                                   DAC TAXES

   Section 8.1. (a) Each of the Company and Reinsurer acknowledge that it is subject to taxation under Subchapter L of the Code and hereby makes the election contemplated in section 1.848-2(g)(8) of the Treasury regulations under the Code with respect to this Agreement. Each of the Company and Reinsurer (i) agrees that such election shall be effective for the taxable year of each party that includes the Inception Date and for all subsequent years during which this Agreement remains in effect and (ii) warrants that it will take no action to revoke the election.

   (b) Pursuant to section 1.848-2(g)(8) of the Treasury regulations, each party hereby agrees (i) to attach a schedule to its federal income tax return for its first taxable year ending on or after the Inception Date that identifies this Agreement as a reinsurance agreement for which the joint election under section 1.848-2(g)(8) has been made, (ii) that the party with net positive consideration (as defined in the Treasury regulations) for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to the Agreement without regard to the general deductions limitation of section 848(c)(1) of the Code, and (iii) to exchange information pertaining to the amount of net consideration (as defined in the Treasury regulations) under this Agreement to ensure consistency.

   (c) By April 1 of each year, the Reinsurer shall submit a schedule to the Company of its calculation of the net consideration for the preceding calendar year. If the Company agrees with the calculation, the Company shall use this information in determining its net consideration for such prior year. If the Company disagrees with the calculation, the parties shall act in good faith to resolve any differences so that consistency is maintained for tax return reporting purposes.

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   (d) By May 1 of each calendar year, the Reinsurer shall reimburse (or be reimbursed by, as the facts may provide) the Company for DAC taxes incurred for the previous tax year with respect to the policies after the Inception Date. The DAC tax reimbursement shall be computed by multiplying the DAC tax factor by the sum of (i) 100% of premiums received during the previous tax year on the Reinsured Contracts after the Inception Date subject to section 848 of the Code and (ii) the Company's net consideration (as defined in the Treasury regulations) for the previous tax year under this Agreement for periods beginning on or after the Inception Date. The "DAC tax factor" shall be 0.215%. The Company and the Reinsurer mutually agree to prospectively adjust the DAC tax factor to reflect any changes in the federal income tax rate applicable to the Company or the Reinsurer, as the case may be, or changes to section 848 of the Code or the related Treasury regulations.

                                  ARTICLE IX

                                  ARBITRATION

   Section. 9.1 Resolution of Damages. As a condition precedent to any right arising under this Agreement, any dispute between the Company and the Reinsurer arising out of the provisions of this Agreement, or concerning its interpretation or validity, whether arising before or after termination of this Agreement, shall be submitted to arbitration pursuant to the commercial arbitration rules of AIDA Reinsurance and Insurance Arbitration Society ("ARIAS").

   Section 9.2 Composition of Panel. Unless the parties agree upon a single arbitrator within fifteen (15) days after the receipt of notice of intention to arbitrate, all disputes shall be submitted to an arbitration panel composed of two arbitrators and an umpire, chosen in accordance with Sections 9.3 and 9.4.

   Section 9.3 Appointment of Arbitrators. The party requesting arbitration (hereinafter referred to as the "claimant") shall appoint an arbitrator and give written notice thereof, by registered mail or a recognized overnight courier to the other party (hereinafter referred to as the "respondent") together with its notice of intention to arbitrate. Unless a single arbitrator is agreed upon within fifteen (15) days after the receipt of the notice of intention to arbitrate, the respondent shall, within thirty (30) days after receiving such notice, also appoint an arbitrator and notify the claimant thereof in a like manner. Before instituting a hearing, the two arbitrators so appointed shall choose an impartial umpire. If, within thirty (30) days after they are both appointed, the arbitrators fail to agree upon the appointment of an umpire, the umpire shall be selected pursuant to the rules of ARIAS. The arbitrators shall be present or former executives or officers of life insurance or reinsurance companies. The arbitrators and umpire shall be disinterested individuals and not be under the control of either party, and shall have no financial interest in the outcome of the arbitration.

   Section 9.4 Failure of a Party to Appoint Arbitrator. If the respondent fails to appoint an arbitrator within thirty (30) days after receiving a notice of intention to arbitrate, such arbitrator shall be selected pursuant to the rules of ARIAS, and shall then, together with the arbitrator appointed by the claimant, choose an umpire as provided in Section 9.3.

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   Section 9.5 Choice of Forum. Any arbitration instituted pursuant to this
Article XI shall be held in New York, New York or such other place as the parties may mutually agree.

   Section 9.6 Procedure Governing Arbitration. Each party participating in the arbitration shall have the obligation to produce those documents and as witnesses to the arbitration those of its employees as any other participating party reasonably requests providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the panel shall determine in its sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the panel. The panel shall be the final judge of the procedures of the panel, the conduct of the arbitration of the rules of evidence, the rules of privilege and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the extent permitted by Applicable Law, the panel shall have the authority to issue subpoenas and other orders to enforce its decisions.

   Section 9.7 Arbitration Award. The arbitration panel shall render its decision within sixty (60) days after termination of the proceeding unless the parties consent to an extension, which decision shall be in writing, stating the reason therefor. The decision of the majority of the panel shall be final and binding on the parties to the proceeding except to the extent otherwise provided in the Federal Arbitration Act. Judgment upon the award may be entered in any court having jurisdiction pursuant to the Federal Arbitration Act.

   Section 9.8 Cost of Arbitration. Unless otherwise allocated by the panel, each party shall bear the expense of its own arbitrator and its own witnesses and shall equally bear with the other parties the expense of the umpire and the arbitration.

   Section 9.9 Limit of Authority. It is agreed that the arbitrators shall have no authority to impose any punitive, exemplary or consequential damage awards on either of the parties hereto.

   Section 9.10 Survival. This Article IX shall survive the termination of this Agreement.

                                   ARTICLE X

                              GENERAL PROVISIONS

   Section 10.1. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

   Section 10.2. Schedules. The Schedule to this Agreement that is specifically referred to herein is a part of this Agreement as if fully set forth herein. All references herein to

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Articles, Sections, subsections, paragraphs, subparagraphs, clauses and
Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

   Section 10.3. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, one business day after mailing; (c) if sent by facsimile transmission, when transmitted; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

   If to the Company:

   Allstate Life Insurance Company
   3075 Sanders Road, Suite G2H
   Northbrook, Illinois 60062
   Facsimile: (847) 402-9116
   Attention: Treasurer

   with concurrent copies to:

   Allstate Insurance Company
   2775 Sanders Road, Suite A2
   Northbrook, Illinois 60062
   Facsimile: (847) 402-0158
   Attention: Susan L. Lees

   and to:

   LeBoeuf, Lamb, Greene & MacRae LLP
   125 West 55th Street
   New York, New York 10019
   Facsimile: (212) 424-8500
   Attention: John M. Schwolsky
              Donald B. Henderson, Jr.

   If to the Reinsurer:

   Prudential Financial, Inc.
   751 Broad St., 4th Floor
   Newark, NJ 07102
   Facsimile: (973) 367-8105
   Attention: Anthony F. Torre
   with concurrent copies to:

   Prudential Financial, Inc.
   751 Broad St., 4th Floor
   Newark, NJ 07102
   Facsimile: (973) 367-8105
   Attention: General Counsel

   and to:

   Sullivan & Cromwell LLP
   125 Broad Street
   New York, NY 10004
   Facsimile: (212) 558-3588
   Attention: Stephen M. Kotran

   Any party may, by notice given in accordance with this Section 10.3 to the other parties, designate another address or person for receipt of notices hereunder provided that notice of such a change shall be effective upon receipt.

   Section 10.4. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any of the rights, interests or obligations hereunder, may be assigned, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party hereto and any such assignment that is not consented to shall be null and void.

   Section 10.5. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

   Section 10.6. Currency. Whenever the word "Dollars" or the "$" sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.

   Section 10.7. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

   Section 10.8. Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Illinois without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

   Section 10.9. Entire Agreement; Severability. 5. This Agreement, the Master Agreement and the applicable Ancillary Agreements contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, with respect thereto.

   (b) If any provision of this Agreement is held to be void or unenforceable, in whole or in part, (i) such holding shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

   Section 10.10. Cooperation. Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interviews and meetings with Governmental Entities and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time.

   Section 10.11. No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

   Section 10.12. Interpretation. For purposes of this Agreement, the words "hereof", "herein", "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

   Section 10.13. Survival. Articles VIII, IX and X shall survive the termination of this Agreement.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                           ALLSTATE LIFE INSURANCE COMPANY

                                           By:
                                                  -----------------------------
                                           Name:
                                           Title:

                                           THE PRUDENTIAL INSURANCE COMPANY OF
                                             AMERICA

                                           By:
                                                  -----------------------------
                                           Name:
                                           Title:

                                  SCHEDULE A

                               SEPARATE ACCOUNTS

Allstate Financial Advisors Separate Account I

                                      S-A

                                  SCHEDULE B

                     REINSURED CONTRACTS SEPARATE ACCOUNTS


CG Variable Annuity Separate Account

American Maturity Life Insurance Company Separate Account AMLVA

Lincoln Benefit Life Variable Annuity Account

                                      S-B